Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-202823 of RSP Permian, Inc. on Form S-3 of our report dated April 30, 2016 (October 11, 2016 as to the restatement discussed in Note 1) (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to liquidity considerations in Note 9), relating to the consolidated financial statements of Silver Hill Energy Partners, LLC as of and for the years ended December 31, 2015 and 2014, appearing in this Current Report on Form 8-K of RSP Permian, Inc. dated October 13, 2016.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

October 13, 2016